EXHIBIT 11

                  SWIFT TRANSPORTATION CO., INC. & SUBSIDIARIES

                Schedule of Computation of Net Earnings Per Share
                    (in thousands, except per share amounts)




                                                Three months ended
                                                     March 31,

                                               1999            1998
                                             ---------       ---------

Net earnings                                 $  12,103       $   9,412
                                             =========       =========

Weighted average shares:
     Common shares outstanding                  63,747          63,747

     Common equivalent shares issuable
     upon exercise of employee stock
     options                                     1,370           1,407
                                             ---------       ---------

Diluted weighted average shares                 65,117          65,154
                                             =========       =========



Basic earnings per share                     $     .19       $     .15
                                             =========       =========

Diluted earnings per share                   $     .19       $     .14
                                             =========       =========

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